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Exhibit 10.1

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of January 16, 2002 by and between PriceSmart, Inc., a Delaware corporation ("Employer"), and William Naylon, ("Executive").

RECITALS

        A.    Employer currently employs Executive as Executive Vice President and desires to employ Executive as Executive Vice President and Chief Operating Officer of Employer.

        B.    Executive desires to accept such position upon the terms and subject to the conditions herein provided.

        C.    This Agreement replaces and supercedes the Employment Agreement dated February 1, 2000, a First Amendment to Employment Agreement dated January 24, 2001, and a Second Amendment to Employment Agreement dated June 1, 2001.

TERMS AND CONDITIONS

        NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
EMPLOYMENT AND DUTIES

        1.1    Position and Duties.    Executive shall serve as Executive Vice President and Chief Operating Officer of Employer. Executive shall have such duties and authority as are customary for, and commensurate with, such position, and such other related duties and authority as may from time to time be delegated or assigned to him by the Chief Executive Officer or the Board of Directors of Employer. Executive shall discharge his duties in a diligent and professional manner.

        1.2    Outside Business Activities Precluded.    During his employment, Executive shall devote his full energies, interest, abilities and productive time to the performance of this Agreement. Executive shall not, without the prior written consent of Employer, perform other services of any kind or engage in any other business activity, with or without compensation, that would interfere with the performance of his duties under this Agreement. Executive shall not, without the prior written consent of Employer, engage in any activity adverse to Employer's interests.

        1.3    Place of Employment.    Unless the parties agree otherwise in writing, during the Employment Term (as defined in Section 3.1 below) Executive shall perform the services he is required to perform under this Agreement at Employer's offices located in Miami, Florida; provided, however, that Executive shall periodically travel to (and perform services at) San Diego, California and other locations of Employer's business.

ARTICLE II
COMPENSATION

        2.1    Salary.    For Executive's services hereunder, Employer shall pay as base salary to Executive the amount of $235,000 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer's normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

        2.2    Bonus.    During the Employment Term Executive shall be entitled to participate in Employer's Bonus Plan.

        2.3    Other Benefits.    Executive shall be entitled to participate in and receive benefits under Employer's standard company benefits practices and plans for officers of Employer, including medical insurance, long-term disability, life insurance, profit sharing and retirement plan, and Employer's other plans, subject to and on a basis consistent with the terms, conditions and overall administration of such practices and plans. Employer may from time to time in its sole discretion grant such additional compensation or benefits to Executive as it deems proper and desirable.

        2.4    Expenses.    During the term of his employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by him, in accordance with the policies and procedures from time to time adopted by Employer, provided that Executive properly accounts for such business expenses in accordance with Employer policy.

        2.5    Deductions and Withholdings.    All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by Executive and any deductions and withholdings required by law.

ARTICLE III
TERM OF EMPLOYMENT

        3.1    Term.    The term of Executive's employment hereunder shall commence on January 16, 2002 and shall continue until January 31, 2004 unless sooner terminated or extended as hereinafter provided (the "Employment Term").

        3.2    Extension of Term.    The Employment Term may be extended by written amendment to this Agreement signed by both parties.

        3.3    Early Termination by Executive.    Executive may terminate this Agreement at any time by giving Employer written notice of his resignation ninety (90) days in advance; provided, however, that the Employer may determine upon receipt of such notice that the effective date of such resignation shall be immediate or some time prior to the expiration of the ninety day notice period. Executive's employment shall terminate as of the effective date of his resignation as determined by Employer.

        3.4    Termination for Cause.    Prior to the expiration of the Employment Term, Executive's employment may be terminated for Cause by Employer, immediately upon delivery of notice thereof. For these purposes, termination for "Cause" shall mean termination because of Executive's (a) repeated and habitual failure to perform his duties or obligations hereunder; (b) engaging in any act that has a direct, substantial and adverse effect on Employer's interests; (c) personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit; (d) intentional failure to perform his stated duties; (e) willful violation of any law, rule or regulation which materially adversely affects his ability to discharge his duties or has a direct, substantial and adverse effect on Employer's interests; (f) any material breach of this contract by Executive; or (g) conduct authorizing termination under Cal. Labor Code § 2924.

        3.5    Termination Due to Death or Disability.    Executive's employment hereunder shall terminate immediately upon his death. In the event that by reason of injury, illness or other physical or mental impairment Executive shall be: (a) completely unable to perform his services hereunder for more than three (3) consecutive months, or (b) unable to perform his services hereunder for fifty percent (50%) or more of the normal working days throughout six (6) consecutive months, then Employer may terminate Executive's employment hereunder immediately upon delivery of notice thereof. Executive's beneficiaries, estate, heirs, representatives, or assigns, as appropriate, shall be entitled to the proceeds, if any, due under any Employer-paid life insurance policy held by Executive, as determined by and in accordance with the terms of any such policy, as well as any vested benefits and accrued vacation benefits.

ARTICLE IV
BENEFITS AFTER TERMINATION OF EMPLOYMENT

        4.1    Benefits Upon Termination.    Upon termination of this Agreement under Section 3.3 (Early Termination by Executive), Section 3.4 (Termination for Cause) or Section 3.5 (Termination Due to Death or Disability), all salary and benefits of Executive hereunder shall cease immediately. Upon termination of this Agreement by Employer for any reason other than those set forth in Section 3.4 or Section 3.5, Executive shall be entitled to the continuation of Executive's base salary for one (1) year, payable in equal installments in conformity with Employer's normal payroll period. If this Agreement is not terminated, then, upon expiration of the Employment Term, and if Executive's employment by Employer does not thereafter continue upon mutually agreeable terms, Executive shall be entitled to continuation of Executive's base salary for one (1) year, payable in equal installments in conformity with Employer's normal payroll period; provided, however, that Employer's obligation to pay such installments after expiration of the Employment Term shall be reduced by the amount of employment compensation (if any) received by Executive from a subsequent employer of Executive during said one (1) year. During the period of this severance pay, Executive shall cooperate with Employer in providing for the orderly transition of Executive's duties and responsibilities to other individuals, as reasonably request by Employer.

        4.2    Rights Against Employer.    The benefits payable under this Article IV are exclusive, and no amount shall become payable to any person (including the Executive) by reason of termination of employment for any reason, with or without Cause, except as provided in this Article IV. Employer shall not be obligated to segregate any of its assets or procure any investment in order to fund the benefits payable under this Article IV.

ARTICLE V
CONFIDENTIAL INFORMATION

        5.1        Executive acknowledges that Employer holds as confidential, and Executive may have access to during the Employment Term, certain information and knowledge respecting the intimate and confidential affairs of Employer in the various phases of its business, including, but not limited to, trade secrets, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, pricing information, and customer lists. During his employment by Employer and thereafter, Executive shall not directly or indirectly disclose such information to any person or use any such information, except as required in the course of his employment during the Employment Term. All records, files, keys, documents, and the like relating to Employer's business, which Executive shall prepare, copy or use, or come into contact with, shall be and remain Employer's sole property, shall not be removed from Employer's premises without its written consent, and shall be returned to Employer upon the termination of this Agreement.

ARTICLE VI
GENERAL PROVISIONS

        6.1    Entire Agreement.    This Agreement contains the entire understanding and sole and entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, negotiations and discussions between the parties hereto with respect to the subject matter covered hereby. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but rather only by an agreement in writing signed by Employer and by Executive which specifically states the intent of the parties to amend this Agreement.

        6.2    Assignment and Binding Effect.    Neither this Agreement nor the rights or obligations hereunder shall be assignable by Executive. Employer may assign this Agreement to any successor or affiliate of Employer, and upon such assignment any such successor or affiliate shall be deemed substituted for Employer upon the terms and subject to the conditions hereof. In the event of any merger of Employer or the transfer of all (or substantially all) of Employer's assets, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the surviving business entity or the business entity to which such assets shall be transferred.

        6.3    Arbitration.    The parties hereto agree that any and all disputes (contract, tort, or statutory, whether under federal, state or local law) between Executive and Employer (including Employer's employees, officers, directors, stockholders, members, managers and representatives) arising out of Executive's employment with Employer, the termination of that employment, or this Agreement, shall be submitted to final and binding arbitration. Such arbitration shall take place in the County of San Diego, and may be compelled and enforced according to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). Unless the parties mutually agree otherwise, such arbitration shall be conducted before the American Arbitration Association, according to its Commercial Arbitration Rules. Judgment on the award the arbitrator renders may be entered in any court having jurisdiction over the parties. Arbitration shall be initiated in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

        6.4    No Waiver.    No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or be construed as a further or continuing waiver of any such term, provision or condition, or as a waiver of any other term, provision or condition of this Agreement.

        6.5    Governing Law; Rules of Construction.    This Agreement has been negotiated and executed in, and shall be governed by and construed in accordance with the laws of, the State of California. Captions of the several Articles and Sections of this Agreement are for convenience of reference only, and shall not be considered or referred to in resolving questions of interpretation with respect to this Agreement.

        6.6    Notices.    Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, or when deposited in the United States mail, postage pre-paid, addressed to Employer or Executive at his last known address. Each party may change its address by written notice in accordance with this Section.

        Address for Employer:

    PriceSmart, Inc.
    4649 Morena Boulevard
    San Diego, CA. 92117

        Address for Executive:

        6.7    Severability.    The provisions of this Agreement are severable. If any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions or enforceable parts hereof shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

        6.8    Attorneys' Fees.    In the event of any arbitration or litigation brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, as well as all other litigation costs and expenses as an element of damages.

        6.9    Prior Agreements.    This Agreement supercedes and replaces the Foreign Assignment Agreement dated April 17, 1998 and the First Amendment to Foreign Assignment Agreement dated March 31, 1999, between Executive and Ventures Services, Inc., a wholly-owned subsidiary of Employer, as well as the Employment Agreement dated February 1, 2000, the First Amendment to Employment Agreement dated January 24, 2001, and the Second Amendment to Employment Agreement dated June 1, 2001.

        IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

EMPLOYER	EXECUTIVE
PRICESMART, INC.	Name: /s/ William Naylon
By: /s/ Gilbert A. Partida
Name: Gilbert A. Partida
Its: Chief Executive Officer

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  Exhibit 10.1
EMPLOYMENT AGREEMENT
RECITALS
TERMS AND CONDITIONS
ARTICLE I EMPLOYMENT AND DUTIES
ARTICLE II COMPENSATION
ARTICLE III TERM OF EMPLOYMENT
ARTICLE IV BENEFITS AFTER TERMINATION OF EMPLOYMENT
ARTICLE V CONFIDENTIAL INFORMATION
ARTICLE VI GENERAL PROVISIONS